2011 2ndQ Conference Call

Jill:  Good morning everyone.  My name is Jill Mohler, Secretary of CHDT Corporation.  Welcome to CHDT’s 2nd Quarter earnings call. For those who need to reference today's press release, you'll find it at www.chdtcorp.com.

Leading today's call is Stewart Wallach, CEO of CHDT Corp. Before I turn the call over to Mr. Wallach, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K, and 10-Q filings, by the Company.

Now I would like to turn the call over to CEO, Stewart Wallach.

Stewart: Good morning, everyone. Welcome to CHDT’s second Quarter conference  call.  Jill, thank you for the introduction. First, I would like to publicly thank the many shareholders that have sent congratulations on the Company’s performance thru Q2. AS we have shared with you over the past couple years, our goal has been to build stability in the Company’s management, its product lines and revenue streams. This of course means we are focusing on business fundamentals that will provide the long-term results that our directors, shareholders and management can be proud of. These are difficult times and business success stories are too few and far between. This is especially the case for smaller businesses that have limited resources and lack the stability needed to sustain themselves during uncertain economies and market conditions. I am proud to say, this is not the case for CHDT. As much as we would all hope to see revenues grow faster and stock value more accurately reflect our accomplishments, one cannot be disappointed.  In fact, we should all be quite proud that our strategies which are based on solid business practices have started to yield the results  that distinguish us a standout Company.  In late 2008, we were faced with tough decisions regarding the future direction of the Company and we decided to focus on those matters that were in our control as opposed to chasing a quick fix strategy.  Very simply, we turned our attention to cost containment initiatives and product innovation. We believed that when the retail markets would be ready to start building their businesses again, we would be ready to compete vigorously. As our Company is posting unprecedented Quarter over Quarter & year to date results, it is clear we made the right decisions. For those that stayed the course, we thank you. For those that are just learning about CHDT and/or have recently invested in our Company, I will say this - “We are a real business with real management and our results are as anticipated…”  Moreover, we expect to sustain this level of performance through the balance of 2011. On that point, and without further delay, I would like to introduce our CFO and COO, Gerry McClinton.

Jill:  During our conference call, shareholders are welcome to e-mail  questions they may have and we will try and answer those questions during the Q and A portion of this call. You can email these inquiries to Jill Mohler’s attention at her email address which is ( jmohler@chdtcorp.com.)

Gerry: Thank you Stewart for your introduction.

For those investors listening for the first time, my name is Gerry McClinton. I am the Chief Financial Officer and Chief Operating Officer for the Company, welcome to our webcast.

The Company’s 10Q report for the period June 30, 2011 was filed on August 12th, 2011.  When discussing 10Q financial performance it can be more meaningful for you if you have a copy of the 10Q results to review at the same time.

The momentum continues, so we are glad to report that we have achieved a first half net profit of approximately $14,700 as compared to a net loss of approximately $826,000 in the same period 2010. This is a net performance improvement of approximately $840,700 and was achieved in our traditionally weakest period and represents the first net profit [posted] in the first half of the year.

I will review the major highlights of these results but the things to note as compared to the same period last year are:

-	Revenue Gains

-	Continued Expense Reductions

-	Record Backlog of $5,000,000 plus

Results of Operations:

Total Revenues: For the 2nd Quarter ended June 30, 2011, the Company posted net sales of approximately $1,048,200 compared to net revenues for the same period in 2010 of approximately $602,500, an increase of approximately $455,700 or  75.6% from 2010 results.  For the six months ended June 30, 2011, the Company posted net sales of approximately $3,465,700 as compared to net revenues in the 2nd Quarter, 2010 of approximately $955,600, an increase of approximately $2,510,100 or  262.7% increase from 2010 results.  All of the revenue was generated by Capstone.

Cost of Sales: For the 2nd Quarter ended June 30, 2011 and 2010, cost of sales were approximately $738,900 and $413,200 respectively.  For the six months ended June 30, 2011 and 2010, costs of sales were approximately $2,565,100 and $651,400 respectively.

Gross Profit: For the 2nd Quarter ended June 30, 2011, gross profit was approximately $309,300, an increase of approximately $119,900 or 63.3% from $189,400 for the 2nd Quarter 2010.  For the six months ended June 30, 2011, gross profit was approximately $900,600, an increase of approximately $596,400 or 196% from $304,200 for 2nd Quarter 2010.  The large gross profit increase is attributed to increased shipments in the Quarters as compared to the same periods last year.  As a percentage to Net Sales, Year-to-date Gross profit was 26% as compared to 31.8% in 2010.  This reduced margin was mainly the result of additional promotional allowances during the 1st Quarter to market the new Wireless Motion sensor light.

Total Operating Expenses:  For the 2nd Quarter ended June 30, 2011, expenses were approximately $322,900, as compared to approximately $459,400 for the 2nd Quarter ended June 30, 2010, a net reduction of approximately $136,500 or 29.7%. For the six months ended June 30, 2011, expenses were approximately $731,400 as compared to approximately $1,048,100 for the six months ended June 30, 2010, a net reduction of approximately $316,700 or 30.2%. The overall expense reductions can be attributed to various reasons but last year we implemented an expense reduction program which has continued through 2011.

 Now let’s look at these expenses in more detail:

Sales & Marketing Expenses: For the2nd Quarter ended June 30, 2011, expenses were approximately $19,800, as compared to approximately $83,800 for the 2nd Quarter ended June 30, 2010, a net reduction of approximately $64,000 or 76.3%. For the six months ended June 30, 2011, expenses were approximately $72,600 as compared to approximately $186,700 for the six months ended June 30, 2010, a net reduction of approximately $114,100 or 61.1%. This large decrease is mainly due to the elimination of the STP Royalty License fees during the 6 months.

Compensation Expenses: For the 2nd Quarter ended June 30, 2011, expenses were approximately $191,800, as compared to approximately $219,800 for the 2nd Quarter ended June 30, 2010, a net reduction of approximately $28,000 or 12.7%. For the six months ended June 30, 2011, expenses were approximately $376,700 as compared to approximately $507,400 for the six months ended June 30, 2010, a net reduction of approximately $130,700 or 25.7%. This was achieved mainly by a voluntary salary reduction by executive management.

Professional Fees: For the 2nd Quarter ended June 30, 2011, expenses were approximately $6,500, as compared to approximately $11,500 for the three months ended June 30, 2010, a net reduction of approximately $5,000 or 43.4%. For the six months ended June 30, 2011, expenses were approximately $44,200 as compared to approximately $66,000 for the six months ended June 30, 2010, a net reduction of approximately $21,800 or 33%.

Product Development Expenses: For the 2nd Quarter ended June 30, 2011, expenses were approximately $30,700 as compared to approximately $35,300 for the 2nd Quarter ended June 30, 2010, a net reduction of approximately $4,600 or 13%. For the six months ended June 30, 2011, expenses were approximately $82,800 as compared to approximately $70,700 for the six months ended June 30, 2010, a net increase of approximately $12,100 or 17.1%. The increase is a result of the additional quality control expense, which is variable, resulting from the higher revenue and continued investment in new product development.

General Administrative Expenses: For the 2nd Quarter ended June 30, 2011, expenses were approximately $74,100 as compared to approximately $109,100 for the 2nd Quarter ended June 30, 2010, a net reduction of approximately $35,000 or 32%. For the six months ended June 30, 2011, expenses were approximately $155,000 as compared to approximately $217,300 for the six months ended June 30, 2010, a net reduction of approximately $62,300 or 28.6%.

Other Income (Expense): (INTEREST) For the 2nd Quarter ended June 30, 2011, interest expenses were approximately $78,800 as compared to approximately $48,200 for the 2nd Quarter ended June 30, 2010, a net increase of approximately $30,600 or 63.4%. For the six months ended June 30, 2011, expenses were approximately $154,500 as compared to approximately $82,000 for the six months ended June 30, 2010, a net increase of approximately $72,500 or 88.4%. The increased interest expense is expected as it is primarily driven by increased product purchases required to meet the growing demand.

Net Income (Loss): For the 2nd Quarter ended June 30, 2011, the net loss was approximately ($92,400), as compared to a net loss of approximately ($318,200) for the 2nd Quarter ended June 30, 2010. The Company improved its net results in the Quarter by approximately $225,800 from the same period in 2010. For the six months ended June, 2011, net income was approximately $14,700, as compared to a net loss of approximately ($826,000) for the six months ended June 30, 2010.  The Company improved its net results by approximately $840,700 from the same period in 2010. This substantial net results improvement was the result of increased revenues and the ongoing effort to contain expenses.

Revenue.

I think it is important to further explain some of the operational timing issues that can affect our Quarterly revenue numbers. In the 2nd Quarter, we had scheduled to ship out several more containers before the June 30th cut off. The product was made and ready to ship, but the containers were not picked up by the customers until early July because of ocean vessel availability in China. This resulted in several hundred thousand $ of revenue moving into the third Quarter, but those containers if they had shipped as scheduled would have given us a considerable 2nd QUARTER profit as opposed to a $92k loss.

 Because of the dynamics of our business model, it is really more practical for you shareholders to focus on our year to date numbers.

3rd Quarter Revenue

To that end we have a current backlog of $5m plus, that will ship before the year end. In 3rd Quarter 2010 we shipped $3M, with a Year to date of $4M. The previous highest 3rd Quarter net revenue was in 2008 and we shipped $3,021,000. In 3rd Quarter 2011, we will ship a minimum of $4.1M to $4.5M depending on the logistics issues as described previously.  At minimum the revenue, will be a record 3rd Quarter establishing 3 record Quarters in a row.  It will bring our Year To date Revenue up to approximately $7.5m and that would be  $3.5m or 87% increase over last year to date performance.

As COO, I can advise you that all shipments to date are progressing very smoothly and on time as normal. We do not anticipate issues in this regard.

 Also, I think it is important to take a few minutes to discuss some   facts that sometimes can be lost in the reports but will provide to our investors some further insight into the commitment that our directors have to CHDT.  Over the last several years, Stewart Wallach and another Director have personally funded Working Capital and Purchase Order Financing to both CHDT and Capstone.  As of June 30th, the balances due them by both Companies was $2,862,003. Without that support, CHDT and Capstone would not be able to fulfill the orders received. These loans continually revolve, we receive payment for the shipped order, we, then pay off the applicable director’s loan. Then as needed we issue a new loan to fund new orders.  These directors have reassured me that they will continue to support us as our business grows.

I would also like to report some other very important information. Our bank recognized our growth and performance and has just recently expanded our Accounts Receivable Funding line up to $4M. This is a very powerful support statement from our bank, particularly in the current tight credit markets.

New Products: In a previous statement, Stewart had said that he had a library full of new concepts. As Chief Operating Officer, I work closely with our design team and I can report that we have several new and innovative lighting products that will be presented at retail shortly that in MY opinion are better than anything we have ever done.
 I can also report that we are finalizing an exclusive Distribution Agreement for North America that that will introduce consumers to a unique Fiber Optic Lighting solutions for your home. We are extremely excited about this opportunity, although as it is a new technology to the market, it would be difficult to project its potential but we will expand on its development in the future.

Stewart:  Thank you Gerry for the positive report … The year-to- date numbers are very positive and you have done a great job keeping our Company in control while it continues to grow and build more traction daily.

At this time, we customarily respond to questions that have been forwarded to us by shareholders. Thank you for your time & attention.  I hope you are all as proud of these results as I am.
Now, let’s address some of your questions.

Jill:  I can see by looking at your computer, we have a lot of questions that have been sent in.  Would you please read the questions aloud?

Questions

1.  If profitable, will Company use a percentage of that profit to buy back and reduce Outstanding shares?

This is a bullish and a positive action that would be prudent of us if cashflows allow.  Please keep in mind, however, investing in the Company’s growth and stability is still the best utilization of our cash and is in keeping with our strategy.

2.  Will Howard be replaced and if not who is taking over that position?

 For the most part, Howard’s focus was on investor relations and it was a part time job for him.  Jill and I are fielding shareholder inquiries and the board does not feel an urgency to replace his role as Chairman. We are going to leave this chair vacant until we determine what contributions we would be looking for from a chairman.  Certainly, we would be interested in someone that can contribute to the future of our Company in ways we have not explored.  The expense associated with Howard’s salary is better utilized at this time for operations.

3.  Why don’t they design a household LED light to replace normal lights in homes, then sell it to mass markets ?

As interesting as this prospect sounds, there are very large companies in this space and our cost of entry would be prohibitive.

4.  Will the Company be following up on the move to Facebook with a Twitter account?

We have taken a first step in social media exposure. These tasks are time consuming and we want to get the most of these vehicles. As we continue down this path, we will assess Twitter and its relative importance to our Company. Marketing does not have this on its immediate radar as it will focus on Facebook and hopefully have time and budget available to improve our website presentations.

5.  Has the February 2010 lawsuit settlement with Esquire Trading & Finance been carried out, or is it in limbo?

This matter was settled.

6.  Given that all products are coming through Capstone, and that Howard is no longer part of CHDT Corp., does it now become more appropriate for Capstone to become the official name of this enterprise (and doing away with the cumbersome CHDT Corp.)?

We will most probably change the name of the Company, however, it would be at a time that was meaningful to the market. ( i.e.: acquisition , merger etc.) .

7.  What is the current status of international orders (and sales) in Latin America? Is there any possibility of products being sold in Europe or Asia?

Latin America markets have slowed. We are not staffed to reach Asia and Europe effectively. We are working on a collective approach to reach these markets directly through our manufacturer using Capstone’s brand identity. This is in process and still needs definition to best leverage our mutual strengths through such an arrangement.

8.  Can a very specific reason be given for the complete vagueness of retailer names in press releases? I have a hard time believing that this violates a contractual promise.

Hard as it is to believe…it is contractual. Our retail partners do not permit us to use their name in any way that could be considered PR or advertising. That being said, we are hopeful that followers of our Facebook page will inform other friends with updates on store locations and user experiences.

Does CHDT Corp. own the Eco-i-Lites and Light Ringers products as shareholders have been told?

Yes, we own the molds and design rights. We have a utility patent in the USA for Eco-i-Lites.

10.  Is Capstone Lighting CHDT Corp.?

a.  Is "Capstone Lighting" fully owned by CHDT Corp?

Yes…Capstone Lighting is a sub branding( not a Company) we have only recently created.

b.  Why is the Capstone Lighting name on our (CHDT Corp) product packaging?

Our lighting lines have expanded to the point that marketing felt it would be beneficial to refresh the packaging and this was part of the process.  Additionally, this is part of the arrangement mentioned earlier regarding foreign marketing plans.

11.  Capstone Industries is listed as North and South America Distributors of Eco-i-Lite and Light Ringers. Does CHDT Corp receive revenues when Eco-i-Lites and Light ringers are sold in Asia, Europe and other countries other than North and South America?

Once again, there are currently no sales to speak of.  However, this is part of the arrangement eluded to earlier. Capstone will receive consideration for the use of its branding.  However, specifics are being worked out at this time.

12.  Shareholders have been told that the CHDT Corp business model is to sell "our" products to the Big Box Wholesalers and Large Retailers.  Should Management re-evaluate the longstanding business model?

Why?….it is working.

13.  In an attempt to increase public awareness of our products and increase revenues, why not evolve and adapt the business model to sell "our" products in other markets such as on QVC, Home Shopping Network, and other similar TV outlets?

While the exposure aspect of doing business in these channels is appealing, the cost and potential impact of a failure is too significant to risk. These companies sell on a guaranteed sale basis.  We are not comfortable to take these risks. Although, we have been asked to participate numerous times.  I would not say never, but I would say it is too risky for us for the foreseeable future.

14.  Why not advertise our products?

We could not spend enough money to “pull” at retail.  Instead, we invest in great innovative products and sell as competitively as possible. The big box retailers provide far more foot traffic than we could reach through advertising on a limited budget.

15.  In March 2011, CHDT launched the eReader-Lite category, expansions to its Eco-i-Lite power failure light program, Wireless Motion Sensor Lights program and PATHWAY LIGHTS® booklight program.

a.  From the lack of product placement, it appears that the eReader-Lite and Wireless Motion Sensor Light programs are not successful products.  Please discuss the product placement and sales of these products and what, if anything is management doing to increase public awareness/placement/sales of these products?

These products are and have been in the review process.  As a rule of thumb, from the time we say an item is available, it is not unusual for that product to not find its way to the shelf for 6 months, possibly longer if a review date was missed.  It is not really an issue of exposure or awareness but rather retail buyer scheduling.

b.  It appears that Pathway Lights® booklights are now only sold in Target.  Please discuss product placement.

This is true as it relates to a complete program. By the way, they have chosen us exclusively chain-wide. Numerous others are in review.

16. Mr. Wallach, your profile indicates that in the past you have taken small companies, built them up, then sold the Company to a larger Company.  You have been CEO of CHDT Corp. for over 4 years.  As a major shareholder and CEO of CHDT Corp., do you plan on repeating this procedure?  If not, what are your intentions regarding the future of our Company?

It is true, this has been my strength throughout my business career - that is “building of small businesses”.  The sale is a by product of running successful businesses that are appealing to others that may not have the skill or experience in starting up companies but rather expanding on a solid platform of a well run Company. We continually receive inquiries about buying Capstone and CHDT for that matter…We have not yet found a situation to act upon. We are not looking for an overnight hit as being here for 4 years and being a major investor and financier to operations would suggest.  I do not act unilaterally when considering asset preservation or taking on added risks. In short, we want to build the stock value of CHDT and will always be open to options that will help us get there in a meaningful way. I would like to see us shift to less dependence on retail but until we find the right fit, it is business as usual.

17.  TO CHDO Management: 4 CHDO products found on Smarthome.
But, ALL PRODUCTS OUT OF STOCK. Why?  You finally have a site that sells CHDO products, but NOT any of the 4 Products are in stock for sale.

Smarthome listed the product too soon.  We received their orders last week and the product was already listed online. Out of our control.

Stewart:  At this time, we will bring this conference call to a close. Thank you to all that attended and once again, for your continued support in the CHDT management.